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                                                                  EXHIBIT 10-AD


                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re THE COLUMBIA GAS SYSTEM, INC. and
   COLUMBIA GAS TRANSMISSION CORPORATION,

                   Debtors.                                 Case Nos. 91-803
                                                                      91-804

                                                            Chapter 11

                                  STIPULATION

     WHEREAS, Natural Gas Pipeline Company of America (NGPL) and Columbia Gas

Transmission Corporation (TCO) are parties to certain agreements, as amended,

as listed on Exhibit A; and

     WHEREAS, on April 8, 1992, the Federal Energy Regulatory Commission (FERC)

issued Order No. 636, as amended by subsequent Commission orders (Order No.

636) requiring, inter alia, restructuring of interstate pipeline rates and services; and

     WHEREAS, NGPL commenced implementation of Order No. 636 on its system on

December 1, 1993; and

     WHEREAS, TCO implemented restructured services under Order No. 636 on

November 1, 1993 and does not require the Contracts and has been unable to assign any of the capacity associated with Contract No. MS-27864-GN, a 56,500

MMBtu per day firm transportation contract, to its customers or other parties;

and

     WHEREAS, TCO and NGPL wish to terminate the Contracts in consideration of the agreements set out herein; and

     WHEREAS, TCO and NGPL agree that the term "Excess Capacity" shall mean the total amount of unassigned or capacity not required under Contract No.

MS-27864-GN as of the first day of the month following the effective date of this


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Stipulation pursuant to Paragraph 8 herein; and

     WHEREAS, TCO and NGPL have agreed to an exit fee (as has been contemplated by Order No. 636) to be calculated as specified below (Exit Fee) in consideration of TCO's abandonment of the Excess Capacity, which capacity is not required as a result of TCO's implementation of Order No. 636; and

     WHEREAS, TCO will use its Transportation Cost Rate Adjustment mechanism

(TCRA) to fully recover the Exit Fee from its customers pursuant to Order No.

636, which mechanism for such recovery was approved by the FERC by orders issued on July 14, 1993 and September 29, 1993, in Docket Nos. RS92-5, et al.;

and

     WHEREAS, NGPL filed a proof of claim against TCO on March 9, 1992, Claim

No. 8004, for $6,295,630.81 for transportation expense and gas imbalances,

which it amended on September 2, 1993, Claim No. 14488, for transportation expense in the amount of $816,203.56.  Claim No. 14494 is a duplicate of Claim

No. 14488.

     WHEREAS, TCO and NGPL have agreed that the amount of transportation expense under Claim No. 14488 is $816,203 which amount shall be an allowed unsecured claim; and

     WHEREAS, pursuant to the Bankruptcy Court's orders of September 20, 1991 and October 3, 1991, TCO is authorized to remedy pre-petition gas imbalances under transportation and exchange agreements in the ordinary course of business and TCO and NGPL will remedy any pre- and post- petition gas imbalances under transportation and exchange agreements in the ordinary course of business; and


     IT IS THEREFORE STIPULATED AND AGREED by the parties hereto as follows:

     1.   The Contracts are hereby terminated by agreement of the parties upon the effective date of this Stipulation pursuant to Paragraph 8 herein, subject to reinstatement as provided in said Paragraph 8; provided, however, that such

Contracts shall continue for a period not to exceed sixty (60) days solely to




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enable the parties to rectify any imbalances (it being understood that the Exit

Fee will commence notwithstanding such continuation of the Contracts and that no demand payment shall be owed by TCO for any such period). Other than as provided for in this Stipulation, each party hereby waives any claim for damages thereunder for services rendered prior to the termination date, except for (1) claims with respect to imbalances which shall be remedied in the ordinary course of business pursuant to the Bankruptcy Court's orders of

September 20, 1991 and October 3, 1991 authorizing TCO to remedy gas imbalances; (2) post-petition unpaid invoice claims which shall be satisfied in the ordinary course of business as administrative expense claims under Section

503 of the Bankruptcy Code; (3) the right of NGPL to recover from TCO costs which have been authorized by the FERC for service periods predating the effective date of this Stipulation pursuant to Paragraph 8 herein; and (4) the right of TCO to refunds from NGPL for overpayments made to NGPL, as determined by the FERC, for services rendered to TCO by NGPL during periods which predate the effective date of this Stipulation pursuant to Paragraph 8 herein.

     2.   Prior to the effective date of this Stipulation pursuant to Paragraph

8 herein, the Contracts will be fully or partially assignable to TCO's customers and to other parties in accordance with Order No. 636, as it may be amended, modified or superseded, and NGPL's and TCO's approved FERC Gas Tariff,

and subject to applicable laws, rules, regulations, and orders of applicable regulatory authorities.  Without limiting the foregoing, TCO shall have the right prior to the date this Stipulation becomes effective to assign all or a portion of the firm transportation capacity underlying the Contracts, on a permanent basis in connection with TCO's and/or NGPL's restructuring under

Order No. 636 to one or more of TCO's customers or other parties which would be eligible to




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receive service under NGPL's Tariff and NGPL agrees that any permanent full or partial assignment(s) of capacity to an eligible shipper shall constitute an assignment of the underlying Contracts pursuant to 11 U.S.C. Section  365(f).

Accordingly, upon permanent assignment of capacity by TCO to such customers or other parties, TCO shall not, consistent with the provisions of 11 U.S.C.

Section  365(k), have any liability for "breach of such [contracts] occurring after such assignment(s)" with respect to the assigned capacity; provided,

however, that nothing herein shall affect (1) the right of NGPL to recover from

TCO costs (a) which have been authorized by the FERC for service periods predating the effective date of assignment of the underlying contract(s), and

(b) which are recoverable by NGPL from TCO, consistent with the terms of a FERC order, during that portion of the FERC-approved recovery period predating the effective date of assignment of the underlying contracts; and (2) the right of

TCO to refunds from NGPL for overpayments made to NGPL, as determined by the

FERC, for services rendered to TCO by NGPL during periods which pre-date the effective date of assignment of the underlying contract(s).

     3.   Without limiting in any respect the provisions of Paragraph 2, TCO shall, until the effective date of this Stipulation pursuant to Paragraph 8 herein, be entitled to the same rights and subject to the same obligations under NGPL's tariff and FERC orders as all other customers of NGPL under the same Rate Schedule.

     4.   NGPL shall have an allowed unsecured claim of $816,203 for Claim No.

14488, for pre-petition transportation expenses.  NGPL's proofs of claim against TCO (Claim Nos. 8004 and 14494) shall be deemed withdrawn and expunged from the Claims Register, with prejudice, on the tenth day after the date of approval by the Bankruptcy Court; provided, however, such proofs of claim are subject to




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reinstatement by NGPL to the extent provided under Paragraph 8, as well as

TCO's concomitant rights to assert any objections to such proofs of claim.

     5.   Beginning the first day of the month following the date the

Stipulation becomes effective pursuant to Paragraph 8 herein, TCO shall pay

NGPL the Exit Fee, plus interest from the effective date of this Stipulation pursuant to Paragraph 8 herein at the applicable FERC interest rate on the remaining outstanding balance of the Exit Fee, based on a payment schedule corresponding to TCO's collection of the Exit Fee, plus the aforesaid interest,

from its customers pursuant to the TCRA in consideration of the termination of

Contract MS-27864-GN.  The Exit Fee principal amount shall be calculated using the formula on Attachment A and using the Excess Capacity that exists as of the first day of the month following the date the Stipulation becomes effective pursuant to Paragraph 8 herein.(1)

     6.   TCO shall continue to make payments billed by NGPL relating to the

Contracts up to the effective date of this Stipulation pursuant to Paragraph 8 herein.

     7.   This Stipulation shall not be deemed an admission of any fact or proposition of law, and shall not be used for any purpose other than to enforce the terms of this Stipulation and the orders entered approving this Stipulation as described in Paragraph 8.  Notwithstanding the prior sentence, the parties hereto shall be free to refer to and discuss this Stipulation for informational purposes in any proceedings before the FERC or other courts and regulatory bodies and in related discussions and negotiations.



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     (1)   Assuming a January 1, 1994 effective date and 56,500 MMBtu per day of Excess Capacity, the Exit Fee would be $27,740,000 in accordance with the Schedule on Attachment A. Assuming a January 1, 1995 effective date and 56,500 MMBtu per day of Excess Capacity, the Exit Fee would be $25,457,071.

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     8.   This Stipulation shall not be effective until it is approved,

executed and entered by the Bankruptcy Court and until FERC issues a final order, no longer subject to rehearing, approving this Stipulation, including,

specifically, authorization for TCO to fully recover the Exit Fee, with interest, from its customers.  A FERC order relating to the Exit Fee which contains any provision or condition which would have a material adverse effect on NGPL's ability to adjust its rates to reflect termination of Contract No.

MS-27864-GN shall not satisfy the prior sentence unless NGPL consents to such order as constituting an order approving the Stipulation.  TCO and NGPL agree to use reasonable, good faith efforts to obtain approval from the Bankruptcy

Court and FERC where such approvals are required and to take all reasonable steps necessary to assist the other in obtaining such approvals.  Without limitation of the prior sentence, NGPL agrees that it will actively support TCO in its filing to recover the Exit Fee costs from its customers (which filing may be in the form of a joint filing for approval of the Stipulation) and TCO agrees that it will not take any position in NGPL's proceedings before FERC which is adverse to NGPL with respect to disposition of the amounts received by

NGPL for the Exit Fee, NGPL's ability to adjust its rates to reflect termination of the Contracts or adjustment of the volumes used in the design of

NGPL's rates to reflect termination of the Contracts.  If any Court should reverse in whole or in part the order of the Bankruptcy Court or the final order of the FERC approving this Stipulation, unless the parties agree in writing to the contrary, all monies paid by TCO to NGPL under Paragraph 5, plus interest, shall be returned to TCO, the status quo ante shall be restored and

TCO and NGPL agree to pay all amounts due (e.g., demand charges, etc.) between the effective date and the date of reversal, and TCO and NGPL retain all rights to assert claims, objections and other rights are



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are to be resolved by this settlement, and no party can use this settlement as evidence against TCO or NGPL.  If, forty-five (45) days prior to the date first set for the hearing on the confirmation of a plan of reorganization for TCO

(which plan has been distributed for voting purposes) (the "Notification

Date"), the Bankruptcy Court has entered an order and the FERC has issued a final order approving this Stipulation, no longer subject to rehearing, but either or both of such orders are subject to review on appeal, TCO may elect to assume the obligations arising under this Stipulation and the Contracts post-confirmation by notifying NGPL of its decision in writing within five (5)

business days following the Notification Date.  In the event TCO does not exercise the option described above in the time prescribed herein, this

Stipulation shall be treated as if either the order of the Bankruptcy Court or the final order of FERC approving this Stipulation has been reversed on appeal and the parties shall be returned to the status quo ante.  NGPL and TCO shall have all of their respective rights under the Bankruptcy Code and other applicable law, including, without limitation, TCO's right to reject the

Contracts and NGPL's right to file claims arising out of any rejection of the

Contracts and to seek allowance and payment of such claims.



Dated:             May 24,        1994
        ------------------------


NATURAL GAS PIPELINE COMPANY               COLUMBIA GAS TRANSMISSION
  OF AMERICA                                 CORPORATION


By:     /s/ James A. Brett                 By:  /s/ B. D. Perine
   -------------------------                  ----------------------

Its:    Vice President                     Its:  Senior Vice President
    ------------------------                    ----------------------




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